EXHIBIT 99.1

FTI Consulting, Inc.

500 East Pratt Street

Suite 1400

Baltimore, Maryland 21202

(410) 951-4800

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(410) 951-4800	Media: Andy Maas
(212) 850-5600

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. REPORTS RECORD 2007 RESULTS

• 2007 Revenues Top $1 Billion

• 2007 Record EPS of $2.00

• Fourth Quarter Revenue Up 29 Percent to Record $280.5 Million

• Fourth Quarter EPS Up 43 Percent to $0.60 Per Share

• 2008 Guidance for Revenue of $1.28-$1.32 Billion and EPS of $2.40 – $2.50

BALTIMORE, MD — February 28, 2008 — FTI Consulting (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today reported its financial results for the fourth quarter and full year ended December 31, 2007.

“With $1 billion in revenue and record earnings per share up over 92% for the year, 2007 was an historic year for FTI” said Jack Dunn, President and CEO of FTI. “I want to thank and salute all the people who made this possible by serving the world’s leading enterprises on their most important matters. We look forward with them to even more exciting accomplishments as we enter 2008 with a platform of unparalleled intellectual capital, strong momentum and the right portfolio of services for a turbulent world and stressed global economy.”

Fourth Quarter Results

For the fourth quarter of 2007, revenue increased 29.4 percent to a record $280.5 million compared to revenue of $216.8 million in the prior year period. Earnings per diluted share increased 42.9 percent to $0.60, compared to earnings per diluted share of $0.42 in the prior year period, despite a 24.1 percent increase in the weighted average shares outstanding to 51.3 million shares from 41.4 million shares in the prior year period. Earnings from operations before interest, taxes, depreciation and amortization and litigation settlement losses (EBITDA) increased 26.4 percent to $64.3 million, also a record, compared to EBITDA of $50.9 million in the prior year period.

MORE

Commenting on the quarter and full year, Mr. Dunn continued, “The fourth quarter of 2007 was a great finale to a record year for FTI:

•	We experienced organic revenue growth of 24 percent and 19 percent for the fourth quarter and full year, respectively, driven by robust global demand for our diversified portfolio of services.

•	We maintained strong margins consistent with our guidance for the year.

•

Our operations are now truly global with revenue outside the U.S. representing 19 percent of our total revenue for the fourth quarter. This growth is driven both by strong local market needs and accelerating demand from multi-national organizations engaging FTI to help manage their risks around the world.

•	We completed the key goals for our 2009 five year plan

•	Annual revenue of $1 billion;

•	Global expansion;

•	Continued practice diversification;

•	All while maintaining industry leading profitability;

And these goals were accomplished fully two years ahead of plan.

•

In October we raised $232 million from a public equity offering that provides the capital necessary to continue aggressively growing and serving the robust demand the Company is experiencing around the world.

•	We continued to invest in our brand, as evidenced by our outstanding organic growth for the quarter and the year, and in our infrastructure to support our future growth.”

Mr. Dunn added, “As we enter 2008, we are continuing to maintain our industry-leading pace and expect another very good year. In the first two months we have been actively engaged in attracting and recruiting the best talent, adding 22 senior managing directors through hiring, acquisition and promotion, and have acquired four businesses in three different countries that deepen our presence and expand our capabilities.”

Mr. Dunn concluded, “On a final note, from a business driver perspective, the global credit crisis cannot be ignored. What began as a virus in the U.S. sub-prime mortgage sector has erupted into a financial and economic plague – destabilizing world-wide economies, roiling credit markets and whipsawing stock markets. This plague is attacking transparency, liquidity and, most importantly, confidence in the world’s financial markets and the institutions and enterprises that rely on them. Transparency, liquidity and confidence – the very issues our skills are designed to enhance – are vital to enterprise value, which our mission statement calls out for us to protect. We are seeing broadly-based demand in every one of our segments from credit related engagements – and that demand appears to be accelerating.”

At December 31, 2007, cash and cash equivalents were $360.5 million with total debt outstanding of $573 million and no borrowings were outstanding under the Company’s senior bank revolving credit facility.

Fully diluted weighted average common shares outstanding increased 24.1 percent to 51.3 million in the fourth quarter compared to 41.4 million in the prior year period due to the Company’s offering of 4,830,000 shares during the fourth quarter of 2007 and the effects of a higher average share price on the calculation of fully diluted shares outstanding associated with the Company’s convertible notes and stock options.

On February 25, 2008, the Board of Directors authorized a stock purchase program for up to $50 million of the Company’s common stock. This stock purchase program will expire on February 25, 2009. The Company did not purchase any shares of common stock under its stock purchase program during the fourth quarter. For the full year 2007, FTI repurchased 500,000 shares for a total cost of $18.1 million.

Total headcount as of December 31, 2007, was 2,549, of which 1,954 represented revenue-generating professionals, compared to 2,079 and 1,596, respectively, in the prior year period. Total headcount is approximately 2,800 as of February 28, 2008, over 2,200 of whom were client facing. Turnover for 2007 was 15.8%.

Fourth Quarter Business Segment Results

Segment earnings from operations before interest, taxes, depreciation, amortization and litigation settlement losses are defined as segment EBITDA.

Corporate Finance/Restructuring

Revenue in the Corporate Finance/Restructuring segment accelerated its strong growth, increasing 27.2 percent to $73.6 million compared to $57.9 million in the prior year period. Segment EBITDA increased 48.1 percent to $22.4 million from segment EBITDA of $15.1 million in the prior year period. Segment EBITDA margins expanded to 30.4 percent of revenue from 26.1 percent in the prior year period. The segment continued to perform well ahead of plan, led by improving market demand for restructuring resulting from recent economic and financial turmoil. Industries of importance included automotive, real estate, financial services and retailing. Transaction advisory services practice results were also strong, driven by post acquisition integration engagements and work with large private equity funds who are seeking to enhance returns in their portfolio companies. Services to the health care industry, particularly profit and operations improvement engagements for major hospitals, also continued to expand in the quarter. In addition, the recently-created U.K. practice continued to gain traction, with several significant engagements and the addition of 12 professionals in the second half of 2007.

Strategic Communications

In the Strategic Communications segment, revenue increased 47.4 percent to $60.0 million from $40.7 million in the prior year period. Segment EBITDA increased to $16.2 million, or 26.9 percent of revenue, from $14.2 million, or 34.8 percent of revenue, in the prior year period. The lower margin percent reflects the introduction of a bonus plan in 2007. The segment ended its first full year as part of FTI with strong performances in the U.K., France, Germany and the U.S., growth in retained clients, particularly in the U.K., and solid contributions from businesses acquired during the year. The developing regions of Russia, Asia and the Middle East continued to build momentum with growing profitability. Strategic acquisitions of financial communications firms in Dublin and Chicago in the fourth quarter complement those made earlier in the year in London, Latin America, Australia and China to extend the segment’s global footprint and provide further geographical and service diversification. This segment also benefited from several significant engagements referred by other FTI segments as clients became aware of the opportunity to protect and enhance their reputations through strategic communications.

Forensic and Litigation Consulting

Revenue in the Forensic and Litigation Consulting segment increased 6.9 percent to $54.8 million compared to $51.2 million in the prior year period. Segment EBITDA was $15.4 million, compared to EBITDA of $15.6 million in the prior year period. As a percentage of revenue, the segment’s fourth quarter EBITDA margin was 28.1 percent, reflecting continuing improvement during the year, but was less than the 30.5 percent in the prior year period. Fourth quarter results in 2006 were exceptionally strong due to a large number of stock option backdating cases that needed to be resolved by year end for financial reporting purposes. This segment’s global business intelligence and investigations practice, formed last year, continued its solid growth driven by accelerated Foreign Corrupt Practices Act (FCPA) activity and a growing number of cross border assignments from domestic clients expanding into Asia and Latin America. This segment has significant opportunities in early 2008 as litigation surrounding the global credit crisis and turmoil in the financial markets has started to provide multiple engagements, as yet only in their early stages. Issues involved include valuation of complex financial instruments, financial statement reporting and investigations into business practices.

Technology

Revenue growth in the Technology segment continued to accelerate, increasing 52.4 percent to $47.5 million compared to $31.2 million in the prior year period. Segment EBITDA increased 54.0 percent to $19.6 million from $12.7 million in the prior year period. Segment EBITDA margin expanded to 41.1 percent of revenue from 40.1 percent in the prior year period. Growth of the segment continued to be driven by global product liability matters, board initiated investigations, including FCPA matters, large class actions, and antitrust “second requests”. The Company also believes that the market is increasingly placing a premium on vertical industry knowledge and expertise, where the segment is particularly benefiting from its deep experience in the global pharmaceutical, financial services and banking, hedge fund and private equity industries. In addition, this segment is experiencing increasing demand for its on-demand software and related professional services from Europe and Asia due to greater market awareness of FTI’s global presence, the full scale opening in the second quarter of a network operating center in Europe equipped to handle complex and large scale on-demand electronic discovery needs and its reputation for managing large and complex multinational cases.

Margins benefited from a continuing shift in the revenue mix from consulting fee focused services to the more profitable and recurring subscription based and on-demand software licensing and processing fees. The Company’s Ringtail® suite of products is benefiting from new capability enhancements and heightened demand for tailored solutions that can scale for high volume/high profile matters and support a global base of opportunities based on Ringtail’s® strong multi-lingual capabilities. To leverage its indirect and channel focused sales efforts, in the fourth quarter the segment formalized its channel sales program and began to sell its Ringtail® technology through value-added resellers in domestic and international markets. As a result of these new partnerships, and by offering resellers both engineering and sales support to a broader prospect base, the segment is seeing accelerating demand from its partners.

Economic Consulting

Revenue in the Economic Consulting segment increased 24.4 percent to $44.6 million compared to $35.8 million in the prior year period. Segment EBITDA increased 7.1 percent to $11.8 million from segment EBITDA of $11.0 million in the prior year period. Segment EBITDA margin were 26.4 percent of revenue compared to 30.7 percent in the prior year period. Segment EBITDA, while still very strong, was affected by (a) the need to use outside consultants to augment capacity driven by the large increase in demand for the segment’s services and (b) non-cash compensation expense resulting from variable accounting treatment for certain options driven by the strong performance of FTI’s common stock. The segment has benefited from the turmoil in the credit markets, which is driving an increased frequency of disputes and associated financial consulting engagements. Since December 2007, the segment has received 19 new engagements in the financial arena, including sub-prime. Demand for the segment’s M&A services also continued to be strong with 14 new cases since December. Decreased liquidity in the credit markets is causing a shift in M&A activity from private equity toward strategic buyers, who are more likely to contend with anti-trust and competitive issues. The increased corporate M&A activity extends across a number of business sectors, notably financial services, hospitals, airlines and industrial corporations. In addition, this segment is seeing an increasing volume of rail commercial and regulatory work as a result of revised regulatory standards and continued strong demand resulting from antitrust enforcement. This segment has received eight new engagements since December involving anti-trust, price fixing and rate setting, as global competition becomes even more intense.

Full Year 2007 Results

For the full year 2007 period, company-wide revenue increased 41.4 percent to $1.0 billion from $707.9 million in the prior year. Earnings per diluted share for 2007 were $2.00, compared to earnings per diluted share of $1.04 in the prior year or adjusted earnings per diluted share of $1.36(1) in the prior year – an increase of 47.1 percent. EBITDA, as previously defined, for 2007 was $216.0 million, an increase of 40.9 percent over adjusted EBITDA (2) of $153.3 million. in the prior year.

(1)	Adjusted earnings per diluted shares are defined as earnings per diluted share adjusted for special charges of $23.0 million ($13.0 million net of tax) in 2006.

(2)	Adjusted EBIDTA is defined as earnings from operations before interest, taxes, depreciation, amortization, litigation settlement losses and special charges of $23.0 million in 2006.

Corporate Finance/Restructuring

Corporate Finance/Restructuring revenue increased 23.0 percent to $261.6 million from $212.6 million in the prior year period. Segment EBITDA was $71.6 million, or 27.4 percent of revenue, an increase of 39.0 percent over adjusted segment EBITDA of $51.5 million, or 24.2 percent of revenue, in the prior year period. (Adjusted segment EBITDA is defined as segment EBITDA excluding special charges of $7.7 million for 2006.)

Strategic Communications

Strategic Communications revenue was $185.3 million for the year. Segment EBITDA was $48.8 million, or 26.3 percent of revenue. The prior year results include one quarter’s contribution as this segment was acquired in October of 2006.

Forensic and Litigation Consulting

Forensic and Litigation Consulting revenue increased 12.3 percent to $217.0 million compared to $193.3 million in the prior year period. Segment EBITDA was $57.3 million, or 26.4 percent of revenue, an increase of 3.6 percent over adjusted segment EBITDA of $55.3 million, or 28.6 percent of revenue, in the prior year period. (Adjusted segment EBITDA is defined as Segment EBITDA excluding special charges of $9.9 million for 2006.)

Technology

Technology revenue increased 38.9 percent to $162.8 million from $117.2 million in the prior year period. Segment EBITDA was $62.9 million, or 38.6 percent of revenue, an increase of 34.0 percent over segment EBITDA of $47.0 million, or 40.1 percent of revenue, in the prior year period.

Economic Consulting

Economic Consulting revenue increased 21.1 percent to $174.5 million from $144.1 million in the prior year period. Segment EBITDA increased 30.4 percent to $48.1 million, or 27.6 percent of revenue, from adjusted segment EBITDA of $36.9 million, or 25.6 percent of revenue, in the prior year period. (Adjusted segment EBITDA is defined as Segment EBITDA excluding special charges of $4.1 million for 2006.)

Introduction of 2008 Guidance

Based on current market conditions, the Company is introducing the following 2008 guidance:

(Dollars and shares in millions except per share amounts)

	2007	2008 Guidance
		Low		High
		Amount	Increase	Amount	Increase
Revenues	$1,001	$1,275	27%	$1,315	31%
EBITDA	216	300	39%	310	44%
Net Income	92	129	40%	135	47%
Fully Diluted EPS	$2.00	$2.40	20%	$2.50	25%
EBITDA Margin	21.6%	23.5%		23.6%

The low end of the Company’s guidance assumes organic revenue growth of 17.5% and the anticipated contribution from first quarter of 2008 acquisitions. The high end assumes organic revenue growth of 19.5% driven by greater activity generated by the global credit crisis and resulting operational leverage, as well as certain synergies from the acquisitions. The Company’s current assumption on fully diluted common shares outstanding for both the high and low end of guidance is approximately 54 million shares compared to 46 million in 2007.

Fourth Quarter Conference Call

FTI will hold a conference call for analysts and investors to discuss fourth quarter and full year 2007 financial results at 5:30 p.m. Eastern time on Thursday, February 28, 2008. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s website, www.fticonsulting.com.

About FTI Consulting

FTI Consulting is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 2,800 professionals located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

Note: Although EBITDA and Segment EBITDA are not measures of financial condition or performance determined in accordance with GAAP, FTI believes that they are useful operating performance measures for evaluating its results of operations from period to period and as compared to its competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in FTI’s industry. FTI uses EBITDA to evaluate and compare the operating performance of its segments and it is one of the primary measures used to determine employee bonuses. FTI also uses EBITDA to value businesses it acquires or anticipates acquiring. FTI provides Adjusted EBITDA and Adjusted earnings per diluted share information for 2006 to illustrate the effect of special charges that were incurred that year and reduced 2006 EBITDA and earnings per diluted share. Adjusted segment EBITDA is provided for 2006 for the three business segments that incurred those special charges. No special charges were incurred in 2007, so no Adjusted EBITDA or adjusted segment EBITDA information is provided for 2007. The adjusted EBITDA information is provided to assist investors in assessing period-to-period comparability. Adjusted EBITDA and Adjusted diluted earnings per share are not financial measures determined in accordance with GAAP. A reconciliation of EBITDA, Segment EBITDA and adjusted EBITDA to Net Income, and a reconciliation of adjusted diluted earnings per share to diluted earnings per share are included in the accompanying tables to this press release. EBITDA and adjusted EBITDA are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. In addition, EBITDA is one of the financial measures included in the maintenance covenants contained in FTI’s bank credit facility and, thus, as a supplemental financial measure is also indicative of the Company’s capacity to service debt and thereby provides additional useful information to investors regarding the company’s financial condition and results of operations. EBITDA for purposes of those covenants is not calculated in the same manner as it is calculated in the accompanying table. With respect to FTI’s guidance for 2008, a reconciliation of EBITDA to net income as projected for the year ending December 31, 2008 is not provided because FTI cannot reasonably determine the components of net income to provide a reconciliation to EBITDA for its 2008 fiscal year with certainty at this time.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve uncertainties and risks including statements related our future financial results. There can be no assurance that actual results will not differ from the company’s expectations. The Company has experienced fluctuating revenue, operating income and cash flow in some prior periods and expects this will occur from time to time in the future. As a result of these possible fluctuations, the Company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include the pace and timing of the consummation and integration of past and future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

(in thousands, except per share data)

	Year Ended December 31,
	2007	2006
	(unaudited)
Revenues	$1,001,270	$707,933

Operating Expenses
Direct cost of revenues	548,407	389,032
Selling, general and administrative expense	255,238	178,572
Special charges	—	22,972
Amortization of other intangible assets	10,615	11,175

	814,260	601,751

Operating income	187,010	106,182

Other income (expense)
Interest income	8,173	2,575
Interest expense and other	(44,391)	(29,405)
Litigation settlement losses, net	(1,002)	(187)

	(37,220)	(27,017)

Income before income tax provision	149,790	79,165

Income tax provision	57,669	37,141

Net income	$92,121	$42,024

Earnings per common share - basic	$2.14	$1.06

Weighted average common shares outstanding - basic	43,028	39,741

Earnings per common share - diluted	2.00	$1.04

Weighted average common shares outstanding - diluted	45,974	40,526

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED DECEMBER 31, 2007 AND 2006

(in thousands, except per share data)

	Three Months Ended December 31,
	2007	2006
	(unaudited)
Revenues	$280,519	$216,841

Operating expenses
Direct cost of revenues	151,746	112,136
Selling, general and administrative expense	69,963	57,025
Special charges	—	—
Amortization of other intangible assets	2,837	2,865

	224,546	172,026

Operating income	55,973	44,815

Other income (expense)
Interest income	4,182	688
Interest expense and other	(10,393)	(11,413)
Litigation settlement losses, net	(130)	(606)

	(6,341)	(11,331)

Income before income tax provision	49,632	33,484

Income tax provision	18,838	16,128

Net income (loss)	$30,794	$17,356

Earnings (loss) per common share - basic	$0.66	$0.43

Weighted average common shares outstanding - basic	46,996	40,574

Earnings (loss) per common share - diluted	$0.60	$0.42

Weighted average common shares outstanding - diluted	51,347	41,392

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(Unaudited)

	Revenues	EBITDA (1)	Margin	Utilization (2)	Average Billable Rate (2)	Revenue- Generating Headcount
	(in thousands)
Three Months Ended December 31, 2007
Forensic and Litigation Consulting	$54,770	$15,380	28.1%	71%	$331	430
Corporate Finance	73,644	22,370	30.4%	82%	$402	406
Economic Consulting	44,580	11,776	26.4%	81%	$400	236
Technology	47,535	19,557	41.1%	—	—	344
Strategic Communications	59,990	16,147	26.9%	—	—	538

	$280,519	85,230	30.4%			1,954

Corporate		(20,943)

EBITDA (1)		$64,287	22.9%

Year Ended December 31, 2007
Forensic and Litigation Consulting	$217,028	$57,292	26.4%	75%	$321	430
Corporate Finance	261,625	71,629	27.4%	80%	$409	406
Economic Consulting	174,447	48,085	27.6%	85%	$412	236
Technology	162,837	62,921	38.6%	—	—	344
Strategic Communications	185,333	48,826	26.3%	—	—	538

	$1,001,270	288,753	28.8%			1,954

Corporate		(72,779)

EBITDA (1)		$215,974	21.6%

Three Months Ended December 31, 2006
Forensic and Litigation Consulting	$51,229	$15,604	30.5%	76%	$312	388
Corporate Finance	57,888	15,102	26.1%	82%	$398	322
Economic Consulting	35,834	10,996	30.7%	81%	$389	206
Technology	31,182	12,695	40.7%	—	—	256
Strategic Communications	40,708	14,173	34.8%	—	—	424

	$216,841	68,570	31.6%			1,596

Corporate		(17,693)

EBITDA (1)		$50,877	23.5%

Year Ended December 31, 2006
Forensic and Litigation Consulting	$193,287	$55,306	28.6%	78%	$305	388
Corporate Finance	212,617	51,514	24.2%	77%	$400	322
Economic Consulting	144,091	36,873	25.6%	80%	$386	206
Technology	117,230	46,965	40.1%	—	—	256
Strategic Communications	40,708	14,173	34.8%	—	—	424

	$707,933	204,831	28.9%			1,596

Corporate		(51,492)

ADJUSTED EBITDA (1)		$153,339	21.7%

(1)

We use earnings before interest, taxes, depreciation, amortization (“EBITDA”) and EBITDA excluding special charges (“adjusted EBITDA”) in evaluating the company’s financial performance. EBITDA is not a measurement under accounting principles generally accepted in the United States (“GAAP”). We define EBITDA as operating income before depreciation and amortization and amortization of intangible assets plus litigation settlements. This measure may not be similar to non-GAAP measures of other companies. We believe that the use of such measures, as a supplement to operating income, net income and other GAAP measures, is a useful indicator of a company’s financial performance and its ability to generate cash flow from operations that are available to fund capital expenditures and service debt. Further, these measures exclude certain items to provide better comparability from period to period. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income. See also our reconciliation of Non-GAAP financial measures.

(2)

The majority of the Technology and Strategic Communications segments’ revenues are not generated on an hourly basis. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful. Utilization where presented is based on a 2,032 hour year.

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net income (loss)	$30,794	$17,356	$92,121	$42,024

Earnings per common share-diluted	$0.60	$0.42	$2.00	$1.04

Add back: Special charges	$—	$—	$—	$22,972
Less: tax effect		—		10,039

Adjusted net income before special charges (1)	$30,794	$17,356	$92,121	$54,957

Adjusted earnings per common share-diluted before special charges (1)	$0.60	$0.42	$2.00	$1.36

(1)

We use earnings before interest, taxes, depreciation, amortization (“EBITDA”) and EBITDA excluding special charges (“adjusted EBITDA”) in evaluating the company’s financial performance. EBITDA is not a measurement under accounting principles generally accepted in the United States (“GAAP”). We define EBITDA as operating income before depreciation and amortization and amortization of intangible assets plus litigation settlements. This measure may not be similar to non-GAAP measures of other companies. We believe that the use of such measures, as a supplement to operating income, net income and other GAAP measures, is a useful indicator of a company’s financial performance and its ability to generate cash flow from operations that are available to fund capital expenditures and service debt. Further, these measures exclude certain items to provide better comparability from period to period. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income. See also our reconciliation of Non-GAAP financial measures.

RECONCILIATION OF OPERATING INCOME AND NET INCOME TO ADJUSTED EARNINGS BEFORE

INTEREST, TAXES, DEPRECIATION AND AMORTIZATION AND SPECIAL CHARGES

(unaudited)

	Forensic and Litigation Consulting	Corporate Finance	Economic Consulting	Technology	Strategic Communications	Corp HQ	Total
Three Months Ended December 31, 2007
Net income (loss)							$30,794
Interest income							(4,182)
Interest expense and other							10,393
Litigation settlement losses							130
Income tax provision							18,838

Operating income	$14,761	$21,876	$11,283	$17,590	$15,583	$(25,120)	55,973
Depreciation	619	484	493	1,967	654	1,390	5,607
Amortization of other intangible assets	—	—	—	—	—	2,837	2,837
Litigation settlement losses	—	10	—	—	(90)	(50)	(130)

EBITDA (1)	15,380	22,370	11,776	19,557	16,147	(20,943)	64,287
Special charges	—	—	—	—	—	—	—

Adjusted EBITDA (1)	$15,380	$22,370	$11,776	$19,557	$16,147	$(20,943)	64,287

Year Ended December 31, 2007
Net income (loss)							$92,121
Interest income							(8,173)
Interest expense and other							44,391
Litigation settlement losses							1,002
Income tax provision							57,669

Operating income	$55,237	$70,574	$46,313	$56,298	$46,547	$(87,959)	187,010
Depreciation	2,230	1,581	1,772	6,623	2,376	4,769	19,351
Amortization of other intangible assets	—	—	—	—	—	10,615	10,615
Litigation settlement losses	(175)	(526)	—	—	(97)	(204)	(1,002)

EBITDA (1)	57,292	71,629	48,085	62,921	48,826	(72,779)	215,974
Special charges	—	—	—	—	—	—	—

Adjusted EBITDA (1)	$57,292	$71,629	$48,085	$62,921	$48,826	$(72,779)	$215,974

Three Months Ended December 31, 2006
Net income (loss)							$17,356
Interest income							(688)
Interest expense and other							11,413
Litigation settlement losses							606
Income tax provision							16,128

Operating income	$15,163	$15,292	$10,631	$11,491	$13,726	$(21,488)	44,815
Depreciation	441	310	365	1,204	447	1,036	3,803
Amortization of other intangible assets	—	—	—	—	—	2,865	2,865
Litigation settlement losses	—	(500)	—	—	—	(106)	(606)

EBITDA (1)	15,604	15,102	10,996	12,695	14,173	(17,693)	50,877
Special charges	—	—	—	—	—	—	—

Adjusted EBITDA (1)	$15,604	$15,102	$10,996	$12,695	$14,173	$(17,693)	$50,877

Year Ended December 31, 2006
Net income (loss)							$42,024
Interest income							(2,575)
Interest expense and other							29,405
Litigation settlement losses							187
Income tax provision							37,141

Operating income	$43,566	$43,181	$31,381	$42,833	$13,726	$(68,505)	106,182
Depreciation	1,855	1,323	1,344	4,132	447	4,096	13,197
Amortization of other intangible assets	—	—	—	—	—	11,175	11,175
Litigation settlement losses	(5)	(730)	—	—	—	548	(187)

EBITDA (1)	45,416	43,774	32,725	46,965	14,173	(52,686)	130,367
Special charges	9,890	7,740	4,148	—	—	1,194	22,972

Adjusted EBITDA (1)	$55,306	$51,514	$36,873	$46,965	$14,173	$(51,492)	$153,339

(1)

We use earnings before interest, taxes, depreciation, amortization (“EBITDA”) and EBITDA excluding special charges (“adjusted EBITDA”) in evaluating the company’s financial performance. EBITDA is not a measurement under accounting principles generally accepted in the United States (“GAAP”). We define EBITDA as operating income before depreciation and amortization and amortization of intangible assets plus litigation settlements. This measure may not be similar to non-GAAP measures of other companies. We believe that the use of such measures, as a supplement to operating income, net income and other GAAP measures, is a useful indicator of a company’s financial performance and its ability to generate cash flow from operations that are available to fund capital expenditures and service debt. Further, these measures exclude certain items to provide better comparability from period to period. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income. See also our reconciliation of Non-GAAP financial measures.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

(in thousands)

	Year Ended December 31,
	2007	2006
	(unaudited)
Operating activities
Net income	$92,121	$42,024
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	19,351	13,197
Amortization of other intangible assets	10,615	11,175
Provision for doubtful accounts	11,777	8,573
Non-cash share-based compensation	22,703	14,680
Excess tax benefits from share-based compensation	(17,986)	(2,118)
Non-cash interest expense	3,139	2,830
Non-cash loss on subleased facilities	—	441
Impairment of other intangible assets	—	933
Other	357	785
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(85,565)	(22,654)
Notes receivable	(22,037)	(33,351)
Prepaid expenses and other assets	(1,771)	(697)
Accounts payable, accrued expenses and other	26,734	16,323
Accrued special charges	(8,703)	14,288
Income taxes	(683)	8,493
Accrued compensation	27,687	(14,286)
Billings in excess of services provided	214	3,330

Net cash provided by operating activities	77,953	63,966

Investing activities
Payments for acquisition of businesses, including contingent payments and acquisition costs, net of cash received	(32,243)	(267,332)
Purchases of property and equipment	(36,422)	(30,359)
Other	482	306

Net cash used in investing activities	(68,183)	(297,385)

Financing activities
Borrowings under revolving line of credit	25,000	40,000
Payments of revolving line of credit	(25,000)	(40,000)
Payments of long-term debt	(7,945)	(25,476)
Issuance of debt securities	—	215,000
Borrowings under long-term credit facilities	—	400
Payments of debt financing fees and other	—	(9,119)
Issuance of common stock, net of offering costs	231,408	—
Purchase and retirement of common stock	(18,118)	(23,376)
Issuance of common stock under equity compensation plans	37,105	10,217
Excess tax benefit from share based compensation	17,986	2,118

Net cash provided by financing activities	260,436	169,764

Effect of exchange rate changes and fair value adjustments on cash and cash equivalents	(1,666)	2,195

Net decrease in cash and cash equivalents	268,540	(61,460)
Cash and cash equivalents, beginning of period	91,923	153,383

Cash and cash equivalents, end of period	$360,463	$91,923

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2007 AND 2006

(in thousands, except per share amounts)

	December 31,
	2007	2006
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$360,463	$91,923
Accounts Receivable
Billed	190,900	135,220
Unbilled	84,743	56,228
Allowance for doubtful accounts and unbilled services	(30,467)	(20,351)

	245,176	171,097
Notes receivable	11,687	7,277
Prepaid expenses and other current assets	33,657	16,259
Deferred income taxes	10,544	8,393

Total current assets	661,527	294,949

Property and equipment, net	67,843	51,326
Goodwill	940,878	885,711
Other intangible assets, net	84,673	77,711
Notes receivable, net of current portion	52,374	35,303
Other assets	51,329	46,156

Total assets	$1,858,624	$1,391,156

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$103,410	$77,914
Accrued compensation	102,054	76,765
Current portion of long-term debt	157,772	6,917
Billings in excess of services provided	17,826	16,863

Total current liabilities	381,062	178,459

Long-term debt, net of current portion	415,653	563,441
Deferred income taxes	49,113	57,782
Other liabilities	40,546	26,374

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 75,000 shares authorized; 48,979 shares issued and outstanding in 2007 and 41,890 shares issued and outstanding in 2006	490	419
Additional paid-in capital	601,637	294,350
Retained earnings	361,058	268,937
Accumulated other comprehensive income	9,065	1,394

Total stockholders’ equity	972,250	565,100

Total liabilities and stockholders’ equity	$1,858,624	$1,391,156